UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 000-53509

SONASOFT CORP.
 (Exact name of registrant as specified in its charter)

6489 Camden Avenue, Suite 105
San Jose, CA 95120
Telephone: (408)927-6200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, Par Value $0.001 Per Share
(Title of each class of securities covered by this Form)

None
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule/provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1)                                                                     [  ]        Rule 12h-3(b) (1) (i)         [  ]
Rule 12g-4(a) (1) (ii)                                                               [_]        Rule 12h-3(b) (1) (ii)        [_]
Rule 12g-4(a) (2) (i)                                                                [_]        Rule 12h-3(b) (2) (i)         [_]
Rule 12g-4(a) (2) (ii)                                                               [_]        Rule 12h-3(b) (2) (ii)        [_]
Rule 15d-6                                                                               [x]

Approximate number of holders of record as of the certification or notice date:

Common Stock, par value $0.001 per share	125 shareholders

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Sonasoft Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

SONASOFT CORP.

Date: September 30, 2009	By:	/s/ Nand (Andy)Khanna
Name: Nand (Andy) Khanna
Title: President and Chief Executive Officer

SONASOFT CORP.

Date: September 30, 2009	By:	/s/ Paresh Mehta
Name: Paresh Mehta
Title: Chief Financial Officer and Principal Accounting Officer